Exhibit 14

Nexity Financial Corporation

Nexity Bank and Subsidiaries

Board of Directors

Code of Ethics and Conduct

2006

WWW.NEXITYBANK.COM

Letter from Chairman of the Board of Directors

In business, as well as our personal lives, basic principles guide our actions. Nexity Bank was founded on the premises of providing quality products and services with exceptional customer service. We have three Principles and Values that guide these actions:

1.	The Customer is the first priority.

2.	We treat our employees with dignity and respect.

3.	Our actions will consistently reflect our focus on honesty, integrity and responsibility.

Nexity is focused on being an efficient provider of financial services to our customers. We have lofty goals as a company and encourage each employee to be goal oriented and anticipate the most of each other in each of our responsibilities. This will allow us to create and achieve a gratifying and fulfilling work environment that will be personally and professionally rewarding.

Nexity is a mission driven organization. Our mission statement is to build the most fundamentally sound high performance bank in the nation. The following Code of Ethics and Conduct applies to all directors of Nexity Financial Corporation, Nexity Bank and its subsidiaries.

We are excited with our team and our accomplishments! Together we will continue to build an organization with pride, principles and a mission. Thank you for being a contributor, a leader and definition of excellence.

/s/ Greg L. Lee
Greg L. Lee
Chairman/Chief Executive Officer

Code of Ethics and Conduct

Introduction

Every director and employee of Nexity Financial Corporation and Nexity Bank (hereinafter Nexity) has the responsibility to maintain customer trust and confidence by serving and managing Nexity in a professional and ethical manner. All Directors, Officers and employees inclusive of each corporation or subsidiary must adhere to the following Code of Ethics and Conduct to insure the bank’s integrity and level of professionalism are maintained.

All affiliated parties and employees of Nexity Financial Corporation and Nexity Bank are encouraged to follow the stated Principles and Values of Nexity.

1.	The Customer is the first priority[1].

2.	We treat our employees with dignity[2] and respect[3].

3.	Our actions will consistently reflect our focus on honesty, integrity[4] and responsibility.

This Code of Ethics and Conduct (the “Code”) includes standards of conduct that the members of the Board of Directors of Nexity Financial Corporation and Nexity Bank (“Nexity” or the “Company”) are expected to observe and promote. Directors must conduct themselves accordingly and seek to avoid even the appearance of improper conduct. In addition, Nexity Financial Corporation, Nexity Bank and its subsidiaries require its representatives to follow the Code, and expect that those, with whom we do business, including our vendors and agents, also adhere to the principles outlined in the Code.

Most of the topics and principles contained in the Code also are covered or further explained in various Nexity policies, guidelines and procedures, including those located on Nexity corporate intranet site and those maintained by our subsidiaries, business or departmental units. The Code should be read in conjunction with such policies,

[1]	Priority – precedence, especially established by order of importance or urgency. (The American Heritage College Dictionary, 1997 by Houghton Mifflin Company).

[2]	Dignity – honorable quality; worthiness; high repute or honor, or the degree of this; stately appearance or manner; self-respect. (Webster’s New World Dictionary 1990 Warner Books).

[3]	Respect – n. esteem, honor, regard; v. to treat with consideration, appreciate, heed, notice, consider, note recognize, defer to, do honor to, be kind to, show courtesy to, spare, taken into account, attend, regard, uphold. (Webster’s New World Thesaurus 1990 Simon & Schuster, Inc. Warner Books).

[4]	Integrity – steadfast adherence to a strict ethical code. (The American Heritage College Dictionary, 1997 by Houghton Mifflin Company).

guidelines and procedures, and each representative of Nexity is responsible for being familiar with them.

Although the Code and Nexity’s policies and procedures are intended to guide personal and professional day-to-day conduct, they are not intended to address every issue or situation that may arise. These materials provide basic principles and concepts to guide us in the conduct of our business. We, of course, should continue to rely on common sense, sound judgment and individual character and integrity to determine proper conduct.

If any representative of Nexity Financial Corporation, Nexity Bank or subsidiary are unsure of what to do in any situation, additional guidance and information should be sought before you act. Similarly, if you suspect a possible violation of a law, regulation or ethical standards, which involve, but are not limited to corruption, fraud, theft or unethical reporting please direct such violation to the Chairman of the Board of Directors, President, Chairman of the Audit Committee or the Vice President of Internal Audit. In the alternative, such violation can be reported anonymously by calling 877-888-0002 or Nexity’s corporate counsel, Balch & Bingham LLP, by mail addressed to P. O. Box 306 Birmingham, Alabama 35201 or by telephone at (205) 251-8100 or by email at mwaters@balch.com.

I. Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which Nexity’s ethical standards are built. All directors must respect and obey the laws and all applicable rules and regulations of the cities and states in which Nexity operates. In the event a Director is suspected or found to be in violation of this Code, the Board of Directors will be responsible for any required investigation and enact appropriate action regarding any violation.

II. Conflicts of Interest

All directors should avoid any action or interest that conflicts or gives the appearance of a conflict with Nexity’s interests. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of Nexity. A conflict situation can arise when a director takes actions or has interests that may make it difficult to perform his or her duties as a director of Nexity objectively and effectively. Conflicts of interest may also arise when a director, or a member of his or her family, receives improper personal benefits as a result of his or her position in Nexity. Conflicts of interest are prohibited as a matter of Nexity policy. Conflicts of interest may not always be clear-cut. Directors who have questions about potential areas of conflict should consult Nexity’s general counsel.

III. Insider Trading

Directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose. All non-public information about Nexity should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Nexity’s Board of Directors has adopted an insider trading policy that should be reviewed by all directors. Directors who have questions regarding insider trading should consult Nexity’s general counsel.

IV. Corporate Opportunities

Directors are prohibited from taking for themselves personally opportunities that are discovered through the use of Nexity information or position. No Director may use Nexity property, information, or position for improper personal gain, and no director may compete with Nexity directly or indirectly. Directors have a responsibility to Nexity to advance its legitimate interests when the opportunity to do so arises.

V. Competition and Fair Dealing

Nexity seeks to outperform its competition fairly and honestly. Nexity seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director should endeavor to respect and deal fairly with Nexity’s customers, suppliers, competitors and their employees. No director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice. The purpose of business entertainment and gifts in a business setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any director, family member of a director or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations.

VI. Proprietary and Confidential Information

While serving on the Board of Directors of Nexity Financial Corporation or Nexity Bank and continuing after you cease your term(s) or association with “Nexity”, you must protect the confidentiality of nonpublic information you obtain or create in connection with your activities for Nexity. You must not disclose proprietary or confidential information about Nexity, or confidential information about a customer, supplier or distributor, to anyone (including other Nexity personnel) who is not authorized to receive it or has no business-related need to know the information. The only exceptions are when such disclosure is authorized by the customer, supplier or distributor, or by applicable law (e.g., to supervisory regulators), appropriate legal process (e.g., subpoena) or appropriate Nexity authorities.

Proprietary and confidential information includes, without limitation, the following non-public information:

•	information about Nexity’s operations, results, strategies and projections;

•	information about Nexity’s business plans, business processes and client relationships;

•	information received while serving as a director about customers, suppliers and distributors, including customer identities, lists and all other customer information;

•	financial information, including budgets or projections, price lists and any other financial, marketing or sales information;

•	business and technical information, including information such as a formula, program, method, technique or compilation of information;

•	intellectual property, including trade secrets, secret processes and information about present, past, or future products;

•	information about Nexity’s technology and systems;

•	any other system, information or process that gives Nexity an opportunity to obtain an advantage over our competitors or would be harmful to Nexity if disclosed.

You must take precautionary measures to prevent unauthorized disclosure of proprietary and confidential information. Accordingly, you also should take steps to ensure that business-related paperwork and documents are produced, copied, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to proprietary or confidential information. You should not discuss sensitive matters or confidential information in public places such as elevators, hallways, restaurants, restrooms and public transportation. You should exercise caution when discussing such information on mobile phones and speakerphones.

You represent Nexity and may use Nexity’s facilities and equipment to develop proprietary and confidential information. You acknowledge and agree that all such proprietary and confidential information is Nexity’s sole property and disclaim any rights and interests therein and assign these rights to Nexity. In addition, you agree to immediately disclose all confidential and proprietary information so developed to Nexity.

If your term with Nexity ends, you must return all proprietary and confidential information, including information that may have been retained on personal items (for example, electronic devices and personal computers). Your obligations listed above with regard to proprietary and confidential information continue after your affiliation ends.

VII. Integrity of Corporate Records and Public Disclosures

Nexity requires honest and accurate recording and reporting of information to meet financial reporting, regulatory, tax and legal obligations. You are personally responsible for the integrity of the information, reports, and records under your control. All business transactions, including director/employee expense reporting, must be properly and accurately recorded in a timely manner on Nexity’s books and records in accordance with applicable accounting standards, legal requirements and Nexity’ system of internal controls.

Nexity is committed to full, fair, accurate, timely, and understandable disclosure in reports and documents filed with, or submitted or provided to, regulatory authorities,

stockholders and the public. This requires operating in an environment of open communication, while not compromising proprietary and confidentiality concerns. Nexity’s financial statements and reports must be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of Nexity. Employees, officers and directors who prepare or supervise the preparation of Nexity’s public reports must be careful to ensure that those reports meet the requirements of the Code. No employee, officer or director should ask or encourage another person to deviate from Nexity’s commitment to provide truthful and accurate financial or other information. In addition, the law and Nexity policies require that no employee, officer or director attempt to improperly influence, coerce, manipulate or mislead any accountant engaged in the preparation of the financial statements for Nexity Financial Corporation, Nexity Bank or their subsidiaries. If you have any questions, complaints or concerns regarding accounting, auditing, or internal accounting control matters, you should contact the Internal Audit Department or you may follow the procedures described under the Introduction section which includes a confidential reporting process.

Nexity requires that business records be retained in compliance with applicable regulations, law and Nexity records retention policies. You are prohibited from destroying any records that are potentially relevant to a violation of law or any litigation or any pending, threatened or foreseeable governmental investigation or proceeding.

VIII. Protection and Proper Use of Nexity Assets

All directors should endeavor to protect the Nexity’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Nexity’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Nexity equipment should not be used for non-Nexity business, though incidental personal use may be permitted. The obligation of directors to protect Nexity’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Nexity policy. It could also be illegal and result in civil or even criminal penalties.

IX. Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for directors may be made only by the Board of Directors or the Corporate Nominating Committee of the Board. Any such request for a waiver shall be in writing and shall be filed with Nexity’s general counsel at least 45 days before the meeting of the Board of Directors or the Corporate Nominating Committee of the Board at which such request is to be considered. Any such waiver will be promptly disclosed as required by law or stock exchange or other applicable regulation.

X. Disclosure of Violations of Code

If any director believes that the law or this Code is being violated, he or she must report the situation to Nexity’s corporate counsel, Balch & Bingham LLP, by mail addressed to P. O. Box 306 Birmingham, Alabama 35201 or by telephone at (205) 251-8100 or by email at mwaters@balch.com.

Nexity Financial Corporation, Nexity Bank and Subsidiaries

DIRECTOR CODE OF CONDUCT POLICY

EXHIBIT A

CERTIFICATE

I certify that I have received a copy of the Director Code of Conduct and I understand Nexity’s expectations of me to:

•	Not violate any law or regulation to high ethical standards.

•	Avoid possible conflicts of interest.

•	Comply with the Insider Trading Policy of Nexity.

•	Protect the privacy rights of our customers.

•	Be honest and fair in relations with customers, competitors and suppliers in the marketplace.

•	Ensure full, fair, accurate and timely reports and documents for financial accounting and regulatory purposes.

•	Maintain professionalism in business and personal matters.

•	Be a good citizen.

•	Report perceived violations of this Code promptly.

I further certify that I will follow the spirit and provisions set forth in Nexity’s Director Code of Conduct Policy.

Signature	Date

Print Name

Nexity Mission and Focus

Nexity Financial Corporation and Nexity Bank’s Mission Statement is to build the most fundamentally sound, high performance bank in the nation.

Nexity’s success is based on a simple yet effective philosophy of results and attitude, both being of equal importance. Our desire is that you enjoy your time at Nexity and are proud to be a part of what we can only accomplish by working together as one team.

Adherence to the Code of Ethics and Conduct will foster the work environment to be a positive and focused culture to allow staff and the bank to achieve the stated mission.

Nexity Financial Corporation

Nexity Bank and Subsidiaries

Senior Officers, Officers and Employees

Code of Ethics and Conduct

2006

WWW.NEXITYBANK.COM

Letter from Chairman of the Board of Directors

In business, as well as our personal lives, basic principles guide our actions. Nexity Bank was founded on the premises of providing quality products and services with exceptional customer service. We have three Principles and Values that guide these actions:

1.	The Customer is the first priority.

2.	We treat our employees with dignity and respect.

3.	Our actions will consistently reflect our focus on honesty, integrity and responsibility.

Nexity is focused on being an efficient provider of financial services to our customers. We have lofty goals as a company and encourage each employee to be goal oriented and anticipate the most of each other in each of our responsibilities. This will allow us to create and achieve a gratifying and fulfilling work environment that will be personally and professionally rewarding.

Nexity is a mission driven organization. Our mission statement is to build the most fundamentally sound high performance bank in the nation. The following Code of Ethics and Conduct applies to all Senior Officers, Officers and employees of Nexity Financial Corporation, Nexity Bank and its subsidiaries.

We are excited with our team and our accomplishments! Together we will continue to build an organization with pride, principles and a mission. Thank you for being a contributor, a leader and definition of excellence.

Greg L. Lee
Chairman/Chief Executive Officer

Senior Officers, Officers and Employees

Code of Ethics and Conduct

Introduction

Every Senior Officer, Officer and employee of Nexity Financial Corporation and Nexity Bank (hereinafter Nexity) has the responsibility to maintain customer trust and confidence by serving and managing Nexity in a professional and ethical manner. All Senior Officers, Officers and employees inclusive of each corporation or subsidiary must adhere to the following Code of Ethics and Conduct to insure the bank’s integrity and level of professionalism are maintained.

All affiliated parties and employees of Nexity Financial Corporation and Nexity Bank are encouraged to follow the stated Principles and Values of Nexity.

1.	The Customer is the first priority[1].

2.	We treat our employees with dignity[2] and respect[3].

3.	Our actions will consistently reflect our focus on honesty, integrity[4] and responsibility.

This Code of Ethics and Conduct (the “Code”) includes standards of conduct that the members of the Senior Officer, Officer and employee team of Nexity Financial Corporation and Nexity Bank (“Nexity” or the “Company”) are expected to observe and promote. Each Senior Officer, Officer or employee must conduct themselves accordingly and seek to avoid even the appearance of improper conduct. In addition, Nexity Financial Corporation, Nexity Bank and its subsidiaries require its representatives to follow the Code, and expect that those, with whom we do business, including our vendors and agents, also adhere to the principles outlined in the Code.

Most of the topics and principles contained in the Code are also covered or further explained in Nexity’s Employee Manual, policies, guidelines and procedures, including

[1]	Priority – precedence, especially established by order of importance or urgency. (The American Heritage College Dictionary, 1997 by Houghton Mifflin Company).

[2]	Dignity – honorable quality; worthiness; high repute or honor, or the degree of this; stately appearance or manner; self-respect. (Webster’s New World Dictionary 1990 Warner Books).

[3]	Respect – n. esteem, honor, regard; v. to treat with consideration, appreciate, heed, notice, consider, note recognize, defer to, do honor to, be kind to, show courtesy to, spare, taken into account, attend, regard, uphold. (Webster’s New World Thesaurus 1990 Simon & Schuster, Inc. Warner Books).

[4]	Integrity – steadfast adherence to a strict ethical code. (The American Heritage College Dictionary, 1997 by Houghton Mifflin Company).

those located on Nexity’s corporate intranet site and those maintained by our subsidiaries, business or departmental units. The Code should be read in conjunction with such policies, guidelines and procedures, and each representative of Nexity is responsible for being familiar with them.

This Code of Conduct includes standards for the workplace environment that our employees are expected to observe and promote as well as standards for each employee’s own conduct. Failure to comply with this policy, or any other policy of Nexity, may lead to disciplinary action up to and including termination. It is the desire of the Board of Directors to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Accordingly, the Audit Committee of the Board of Directors has established an employee “whistleblower” hotline for the confidential and anonymous reporting of violations of the Code of Conduct, or any other policy of Nexity. Procedures for reporting any such violations are outlined later in this section and in the Notices of Code Violation Section.

The Company pledges fair treatment to all of its employees. Specifically, we:

•	Seek to promote equal employment and career advancement opportunity and to eliminate bias on the basis of race, color, religion, sex, age, disability, national origin, veteran status, sexual orientation, or any classification protected by applicable law.

•	Make demonstrated ability and qualification the primary basis for selection and promotion.

Although the Code and Nexity’s policies and procedures are intended to guide personal and professional day-to-day conduct, they are not intended to address every issue or situation that may arise. These materials provide basic principles and concepts to guide us in the conduct of our business. We, of course, should continue to rely on common sense, sound judgment and individual character and integrity to determine proper conduct. Examples of improper behavioral actions are included in the Human Resources Employee Manual, which is not meant to be an all-inclusive list of behavioral actions.

If any representative of Nexity Financial Corporation, Nexity Bank or subsidiary are unsure of what to do in any situation, additional guidance and information should be sought before you act. Similarly, if you suspect a possible violation of a law, regulation or ethical standards, which involve, but are not limited to corruption, fraud, theft or unethical reporting please direct such violation either to the “Whistleblower Hotline” anonymously by calling 877-888-0002 or you can contact the Vice President of Human Resources, the President, the Vice President of Internal Audit, the Chairman of the Audit Committee or the Chairman of the Board of Directors at 205-298-6391. In the alternative, such violation can be reported by contacting Nexity’s corporate counsel, Balch & Bingham LLP, by mail addressed to P. O. Box 306 Birmingham, Alabama 35201 or by telephone at (205) 251-8100 or by email at mwaters@balch.com.

I. Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which Nexity’s ethical standards are built. All Senior Officers, Officers and employees must respect and obey the laws and all applicable rules and regulations of the cities, states and regulatory agencies (Federal Reserve Bank, Federal Deposit Insurance Corporation and the State Banking Department of Alabama) in which Nexity operates. In the event a Senior Officer, Officer or employee is suspected or found to be in violation of this Code, Senior Management will be responsible for any required investigation and enact appropriate action regarding any violation according to the progressive disciplinary policy including and up to termination of employment with appropriate reporting to the Chairman of the Audit Committee and Board.

II. Conflicts of Interest

All Senior Officers, Officers and employees should avoid any action or interest that conflicts or gives the appearance of a conflict with Nexity’s interests. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of Nexity. A conflict situation can arise when a Senior Officer, Officer or employee takes actions or has interests that may make it difficult to perform his or her duties as a Senior Officer, Officer or employee of Nexity objectively and effectively. Conflicts of interest may also arise when a Senior Officer, Officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in Nexity. Conflicts of interest are prohibited as a matter of Nexity policy. Conflicts of interest may not always be clear-cut. Senior Officers, Officers or employees who have questions about potential areas of conflict should consult Nexity’s Vice President of Human Resources, Vice President of Internal Audit or the President.

III. Insider Trading

Senior Officers, Officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose. All non-public information about Nexity should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Nexity’s Board of Directors has adopted an insider trading policy that should be reviewed by all Senior Officers, Officers and employees. Senior Officer, Officer or employees who have questions regarding insider trading should consult Nexity’s general counsel.

IV. Corporate Opportunities

Senior Officers, Officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of Nexity information or position. No Senior Officer, Officer or employee may use Nexity property, information, or position for improper personal gain, and no Senior Officer, Officer or employee may compete with Nexity directly or indirectly. Senior Officers, Officers and employees have a responsibility to Nexity to advance its legitimate interests when the opportunity to do so arises.

V. Competition and Fair Dealing

Nexity seeks to outperform its competition fairly and honestly. Nexity seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Senior Officer, Officer and employee should endeavor to respect and deal fairly with Nexity’s customers, suppliers, competitors and their fellow employees. No Senior Officer, Officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice. The purpose of business entertainment and gifts in a business setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Senior Officer, Officer or employee, family member of a Senior Officer, Officer or employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations.

A.	Gifts Given or Received

You and your family members must not accept gifts from or participate in activities with an actual or potential customer or vendor to whom you do or may refer business unless the gift or activity was in accordance with accepted, lawful business practices and is of sufficiently limited value that no possible inference can be drawn that the gift or activity could influence you in the performance of your duties for Nexity. It is unlawful for you to corruptly seek or accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of Nexity. This rule applies to all officers and employees, including, but not limited to, those involved in recommending or making decisions related to pricing of products sold by the company, extension of credit, or purchase of goods or services from outside vendors. You may not accept gifts, gifts cards or gift certificates worth more than $100 from a current or potential customer, vendor or their agent within any calendar year. Money (cash, check, money order or electronic funds) must never be accepted or given.

The following items are not subject to the $100 limit:

•	Gifts based on obvious family or personal relationships when it is clear that the relationship, and not the company’s business, is the basis for the gift;

•	Discounts or rebates on merchandise or services from an actual or potential customer or vendor if they are comparable to and do not exceed the discount or rebate generally given by the customer or vendor to others; or

•	Awards from civic, charitable, educational or religious organizations for recognition of service and accomplishment; or

•	Gifts of tickets to sporting or other entertainment events provided the aggregate value to you and your guests is not more than $300 per customer or vendor per year.

Activities with existing or potential customers or vendors that are paid for by them (including meals, sporting events and other entertainment, as well as trips to customer and vendor sites, exhibits and other activities) may be accepted only if the activity is a customary, accepted and lawful business practice and is of sufficiently limited value that no possible inference can be drawn that participating in the activity could influence you in the performance of your duties for Nexity. If you have any doubt about the propriety of participating in an activity offered by a customer or a vendor you should consult with the Vice President of Human Resources or the President or a Senior Officer before accepting the offer. If the activity includes travel paid for by a customer or vendor, you must obtain approval before accepting the trip.

Employees who wish to give personal gifts to other employees must follow the general guideline that the gift be made in accordance with accepted business practices and is of sufficiently limited value that the gift could not influence the giver or the receiver in the performance of their duties of Nexity, nor create actual or perceived pressure to reciprocate.

Do not serve under a power-of-attorney or as executor, personal representative, trustee or guardian of an estate, trust or guardianship established by anyone other than a family member, without obtaining written permission of the President or a Senior Officer.

•	Do not accept directorships or positions with for-profit corporations or accept employment with outside companies without getting written approval first from your Senior Officer or the President.

•	You may not directly or indirectly obtain credit from a customer, competitor or supplier of Nexity except when the person granting the credit does so solely as a family member or personal friend independent of any business relationship with Nexity; or the granting of credit is within the ordinary course of business, based on terms generally available to others, given without reference to the assets or credit standing of Nexity, and complies with all applicable laws and Company policies.

You may not directly or indirectly process your own personal banking transactions. This does not include Telephone and Internet Banking transactions that are also available to our customers).

B.	Business Dealings Between Employees and Nexity

•	Officers may not directly or indirectly obtain credit (including overdrafts) from Nexity, unless permitted by the Company’s Loan Policy Manual.

•	You may not make discretionary decisions (such as approving extensions of credit or overdrafts, waiving service charges or late fees, or purchasing goods or services) with respect to yourself, your relatives or organizations in which you hold a material management or financial interest.

•	When you are publicly stating a personal opinion that might be construed as the opinion of the Company, you should make it clear you are speaking only for yourself and not the Company.

•	The Company retains income and royalties as well as copyright ownership and title to all software, promotional materials, and other products prepared at Company direction.

•	Do not give legal, tax, accounting or investment advice to any customer,

unless you are qualified and authorized to do so. In general, customers should be told to seek professional legal, tax and accounting advice from their own advisors.

VI. Proprietary and Confidential Information

While being employed as a Senior Officer, Officer or employee of Nexity Financial Corporation or Nexity Bank and continuing after you cease your term(s) or association with “Nexity”, you must protect the confidentiality of nonpublic information you obtain or create in connection with your activities for Nexity. You must not disclose proprietary or confidential information about Nexity, or confidential information about a customer, supplier or distributor, to anyone (including other Nexity personnel) who is not authorized to receive it or has no business-related need to know the information. The only exceptions are when such disclosure is authorized by the customer, supplier or distributor, or by applicable law (e.g., to supervisory regulators), appropriate legal process (e.g., subpoena) or appropriate Nexity authorities.

Proprietary and confidential information includes, without limitation, the following non-public information:

•	Information about Nexity’s operations, results, strategies and projections:

•	Information about Nexity’s business plans, business processes and client relationships;

•	Information received while serving as a Senior Officer, Officer or employee about customers, suppliers and distributors, including customer identities, lists and all other customer information;

•	Financial information, including budgets or projections, price lists and any other financial, marketing or sales information;

•	Business and technical information, including information such as a formula, program, method, technique or compilation of information;

•	Intellectual property, including trade secrets, secret processes and information about present, past, or future products;

•	Information about Nexity’s technology and systems;

•	Any other system, information or process that gives Nexity an opportunity to obtain an advantage over our competitors or would be harmful to Nexity if disclosed.

You must take precautionary measures to prevent unauthorized disclosure of proprietary and confidential information in accordance with Nexity’s Privacy Policy and the Gramm-Leach-Bliley Act of 1999 (GLBA). Accordingly, you also should take steps to ensure that business-related paperwork and documents are produced, copied, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to proprietary or confidential information. You should not discuss sensitive matters or confidential information in public places such as elevators, hallways, restaurants, restrooms and public transportation. You should exercise caution when discussing such information on mobile phones and speakerphones.

You represent Nexity and may use Nexity’s facilities and equipment to develop proprietary and confidential information. You acknowledge and agree that all such proprietary and confidential information is Nexity’s sole property and disclaim any rights and interests therein and assign these rights to Nexity. In addition, you agree to immediately disclose all confidential and proprietary information so developed to Nexity.

If your employment with Nexity ends, you must return all proprietary and confidential information, including information that may have been retained on personal items (for example, electronic devices and personal computers). Your obligations listed above with regard to proprietary and confidential information continue after your affiliation ends.

VII. Integrity of Corporate Records and Public Disclosures

Nexity requires honest and accurate recording and reporting of information to meet financial reporting, regulatory, tax and legal obligations. You are personally responsible for the integrity of the information, reports, and records under your control. All business transactions, including Senior Officer, Officer or employee expense reporting, must be properly and accurately recorded in a timely manner on Nexity’s books and records in accordance with applicable accounting standards, legal requirements and Nexity’s system of internal controls.

Nexity is committed to full, fair, accurate, timely, and understandable disclosure in reports and documents filed with, or submitted or provided to, regulatory authorities, accountants, stockholders and the public. This requires operating in an environment of open communication, while not compromising proprietary and confidentiality concerns. Nexity’s financial statements and reports must be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of Nexity. Senior Officers, Officers, Employees and directors who prepare or supervise the preparation of Nexity’s public reports must be careful to ensure that those reports meet the requirements of the Code. No Senior Officers, Officers, Employees or directors should ask or encourage another person to deviate from Nexity’s commitment to provide truthful and accurate financial or other information. In addition, the law and Nexity policies require that no Senior Officers, Officers, Employees or directors attempt to improperly influence, coerce, manipulate or mislead any accountant engaged in the preparation of the financial statements for Nexity Financial Corporation, Nexity Bank or their subsidiaries. If you have any questions, complaints or concerns regarding accounting, auditing, or internal accounting control matters, you should contact the Internal Audit Department or you may follow the procedures described under the Introduction section or the Notices of Code Violation section, which includes a confidential reporting process.

Nexity requires that business records be retained in compliance with applicable regulations, law and Nexity records retention policies. You are prohibited from destroying any records that are potentially relevant to a violation of law or any litigation or any pending, threatened or foreseeable governmental investigation or proceeding.

VIII. Responsibility in Conducting Business

The Company will be honest and fair in relations with customers, competitors and suppliers.

•	You must not lie, mislead, or provide misleading information to any customer, director or employee of Nexity, any attorney, accountant, auditor or agent retained by Nexity or any government agent or regulator.

•	You must not engage in discussions or enter into agreements with competitors about prices for services or other competitive policies and practices.

•	You must try to provide information that is clear, factual, relevant and honest to help customers select services that are best for their needs. All services will be equally available to all customers who meet relevant criteria and standards. Confidential information about the Company, its shareholders, existing or prospective customers, competitors or suppliers, gained through association with the Company must be used by employees solely for Nexity’s purposes. Such information must not be provided to any other person or firm, or used for personal, private, business, charitable, or any other purpose. Information, advertising and other statements released to the public by Nexity must be truthful and not misleading. Media inquiries should be directed to the President, Senior Vice President Operations or the Chairman/CEO.

•	The books, records and accounts of Nexity must accurately and fairly reflect the Company’s transactions and operations. You must not directly or indirectly knowingly falsify, alter or destroy (unless in compliance with Company policy) any Company documents.

•	Nexity will prosecute any officer or employee who embezzles or misapplies funds.

IX. Professionalism in Business and Personal Matters

•	As a senior officer or employee, you are governed by the Nexity Code of Conduct and must follow the provisions of this Code in a manner that will protect the integrity and reputation of Nexity and yourself.

•	You must not convert property or assets of Nexity or others to personal use.

•	You must manage your own financial affairs responsibly. You should disclose to your supervisor any personal financial problems that might cause embarrassment if they became public knowledge or might affect your judgment concerning Nexity business.

X. Protection and Proper Use of Nexity Assets

All Senior Officers, Officers or employees should endeavor to protect Nexity’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Nexity’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Nexity equipment should not be used for non-Nexity business, though incidental personal use may be permitted. The obligation of each Senior Officer, Officer or employee to protect Nexity’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Nexity policy. It could also be illegal and result in civil or even criminal penalties.

XI. Whistleblower Policy

The Company’s Whistleblower Policy is incorporated and made a part of this Code of Conduct by reference. Contact information is provided in the Introduction and in the Notices/Reports of Code Violations Sections.

XII. Implementation of the Policy

Each officer and employee is responsible for knowing the contents of this Code and following its instructions at all times. The rules of this Code will be enforced through audit, examination and personnel procedures. You should address questions concerning whether specific activities are prohibited or restricted by this Code to the Vice President of Human Resources or the Internal Auditor or President for clarification.

XIII. Distribution

The Code of Conduct and the Whistleblower Policies should be distributed to all officers and employees of Nexity. The Certification attached hereto as Exhibit A should be signed by all Senior Officers and employees and returned to the Vice President of Human Resources. In addition, both policies will be maintained on the Company’s intra-network under the “Policies” folder for future reference.

XIV. Notices/Reports of Code Violations

It is recommended that all notices or other communications that are required or permitted in this Policy should be made in writing. Listed below are the current names and contact information of the parties defined in this Policy.

Senior Officers:	Greg Lee, David Long, Jack Moran, Cindy Russo, Ken Vassey
Officers:	All Senior Vice Presidents, Vice Presidents, and Assistant Vice Presidents

VP of Human Resources: Teri Jones

Mailing Address:

Nexity Financial Corporation, Nexity Bank

3500 Blue Lake Drive Suite 330

Birmingham, Alabama 35243

Phone: (205) 298-6391

FAX: (205) 298-6559

Whistleblower Hotline: 877-888-0002

Internal Auditor: Lori Anderson

Mailing Address: same as above

Phone: (205) 298-6391, ext 6448

FAX: (205) 298-6395

Corporate Counsel: Mr. Mike Waters, Esquire

Mailing Address: Balch and Bingham, LLP

P. O. Box 306

Birmingham, Alabama 35201

Phone: (205) 251-8100

Email: mwaters@balch.com

XV. Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code by a Senior Officer, Officer or employee may be made only by the Board of Directors of the Corporation or a Committee of the Board. Any such request for a waiver shall be in writing and shall be filed with Nexity’s general counsel at least 45 days before the meeting of the Board of Directors or the Corporate Nominating Committee of the Board at which such request is to be considered. Any such waiver will be promptly disclosed as required by law or stock exchange or other applicable regulation.

XVI. Disclosure of Violations of Code

If any Senior Officer, Officer or employee believes that the law or this Code is being violated, he or she must report the situation to the appropriate party in section XIV. Appropriate disclosure will be enacted by Corporate Governance of the Board of Directors Audit Committee.

Nexity Financial Corporation, Nexity Bank and Subsidiaries

SENIOR OFFICERS, OFFICERS OR EMPLOYEES CODE OF CONDUCT POLICY

EXHIBIT A

CERTIFICATE

I certify that I have received a copy of the Senior Officers, Officers and Employees Code of Conduct and I understand Nexity’s expectations of me to:

•	Not violate any law or regulation to high ethical standards.

•	Avoid possible conflicts of interest.

•	Comply with the Insider Trading Policy of Nexity.

•	Protect the privacy rights of our customers.

•	Be honest and fair in relations with customers, competitors and suppliers in the marketplace.

•	Maintain my integrity and high ethical standards in my employment with the Company.

•	Adhere to the restrictions on conducting business directly or indirectly with the Company,

•	Serve as a steward of our customers’ financial interests,

•	Protect the privacy rights of our customers,

•	Be honest and fair in relations with customers, competitors and suppliers in the marketplace,

•	Ensure full, fair, accurate and timely reports and documents for financial accounting and regulatory purposes.

•	Maintain professionalism in business and personal matters.

•	Be a good citizen.

•	Report perceived violations of this Code promptly.

I further certify that I will follow the spirit and provisions set forth in Nexity’s Senior Officers, Officers or employees Code of Conduct Policy.

Signature	Date

Print Name

Nexity Mission and Focus

Nexity Financial Corporation and Nexity Bank’s Mission Statement is to build the most fundamentally sound, high performance bank in the nation.

Nexity’s success is based on a simple yet effective philosophy of results and attitude, both being of equal importance. Our desire is that you enjoy your time at Nexity and are proud to be a part of what we can only accomplish by working together as one team.

Adherence to the Code of Ethics and Conduct will foster the work environment to be a positive and focused culture to allow staff and the bank to achieve the stated mission.

And

3500 Blue Lake Drive

Suite 330

Birmingham, Alabama 35243

www.nexitybank.com

300 ParkBrooke Place

Building 300 Suite 350

Woodstock, Georgia 30189

cbs.nexitybank.com

950 48th Avenue North

Suite 203

Myrtle Beach, South Carolina 29577

cbs.nexitybank.com

611 South Main Street

Suite 100

Grapevine, Texas 76051

cbs.nexitybank.com

203 South Stratford Road

Suite B

Winston-Salem, North Carolina 27103

cbs.nexitybank.com